RCG COMPANIES ANNOUNCES TERMINATION OF PLANNED ACQUISITION

CHARLOTTE, N.C. - AUGUST 17, 2004 - RCG Companies Incorporated (Amex: RCG) announced today that it has terminated the previously announced planned acquisition of Response Personnel, Inc., RPI Professional Alternatives, Inc., RPI Services, Inc., Response Medical Staffing of Connecticut, Inc. and Response Medical Staffing of New Jersey, Inc. (collectively, "RPI").

RCG Companies plans to focus its future growth and acquisition initiatives within the leisure travel and entertainment industry.

Commenting on the announcement, Michael D. Pruitt, CEO of RCG Companies, stated, "The planned acquisition was terminated due to recent stock market conditions. Whereas we consider the timing of the recent stock market pullback to be unfortunate, we are simply unwilling to issue shares of RCG stock at current levels to raise the capital that is required to close this transaction."

ABOUT RCG COMPANIES INCORPORATED

RCG Companies Incorporated (www.rcgcompanies.com) is focused on delivering to its shareholders rapidly growing, relatively low-risk revenues, along with increasing earnings per share. The majority of RCG's revenues are currently derived from its wholly owned travel service organization, Flightserv Inc., which delivers leisure and vacation travel packages under the SunTrips(R) and Vacation Express(R) brands, together making Flightserv one of the largest leisure travel tour operators in the United States. RCG is also involved in the technology services sector, through its wholly owned software and information technology services segment, Logisoft Corp.

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the Company's existing network will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release.

Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with restructuring certain operational and financial policies, procedures, and contracts of Vacation Express and SunTrips. Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

INVESTOR CONTACT:
Robert B. Prag, President
The Del Mar Consulting Group, Inc.
(858) 794-9500
bprag@delmarconsulting.com